EXHIBIT 3.1


                  ARTICLES OF AMENDMENT TO AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        SUPREME INTERNATIONAL CORPORATION

         The undersigned, George Feldenkreis, Chairman and Chief Executive Officer of SUPREME INTERNATIONAL CORPORATION. a Florida corporation, organized and existing under and by virtue of the Florida Business Corporation Act (the "Corporation"), does hereby certify:

         1. The name of the Corporation is SUPREME INTERNATIONAL CORPORATION.

         2. The following provision of the Articles of Incorporation of the Corporation is amended in the following particular:

            ARTICLE ONE is deleted and replaced with the following:

                                    ARTICLE I

            The name of the Corporation is PERRY ELLIS INTERNATIONAL, INC. (hereinafter called the "Corporation").

         3. The foregoing amendment was adopted by the directors on April 23, 1999 and by holders of a majority of the outstanding shares of the Corporation at its Annual Meeting held on June 11, 1999.

         4. Except as hereby amended, the Amended and Restated Articles of Incorporation of the Corporation shall remain the same.

         IN WITNESS WHEREOF, the undersigned Chairman and Chief Executive Officer of the Corporation has executed these Articles of Amendment this 11th day of June, 1999.

                   SUPREME INTERNATIONAL CORPORATION, a Florida corporation

                   By: /S/GEORGE FELDENKREIS
                       ---------------------------------------------------------
                        George Feldenkreis, Chairman and Chief Executive Officer

THIS DOCUMENT PREPARED BY:
DALE S. BERGMAN, P.A.
Florida Bar No. 0558000
Broad and Cassel
201 S. Biscayne Boulevard, Suite 3000
Miami, Florida  33131

(305) 373-9400